Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) on Form S-8 of our report dated March 15, 2017, with respect to our audits of the consolidated financial statements of as of December 31, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp
New York, NY
August 18, 2017